Exhibit 99.1

DIAMOND RESORTS INTERNATIONAL ANNOUNCES THE CLOSING OF $30,990,000 TIMESHARE LOAN BACKED NOTES
LAS VEGAS, Nevada, (September 26, 2013) Diamond Resorts International, Inc. (NYSE: DRII) announced today that Diamond Resorts Tempus Owner Trust 2013, an indirect wholly-owned subsidiary of Diamond Resorts International, Inc., issued $30,990,000 of its timeshare loan backed notes on September 20, 2013. The notes mature on December 20, 2023.
Mountcliff Funding, LLC was the initial conduit purchaser, Credit Suisse AG, Cayman Islands Branch, was the initial conduit liquidity provider and Credit Suisse AG, New York Branch, acted as the managing agent for the initial purchaser group.
The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws. All of such securities having been sold, this announcement of their sale appears as a matter of record.
About Diamond Resorts International®

Diamond Resorts International®, with its network of more than 300 vacation destinations located in 33 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australia and Africa provides guests with choices and flexibility as they design their dream vacation, whether they're traveling an hour away or around the world. Our hassle-free, relaxing vacations give guests a truly memorable experience every time, for a lifetime.

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide our members with access to 92 managed resorts, 210 affiliated properties and four cruise itineraries through THE Club® at Diamond Resorts International®. To learn more, visit www.DiamondResorts.com.

Media Contact:
Stevi Wara
Diamond Resorts International, Inc.
Tel: 1.702.823.7069; Fax: 1.702.684.8705
media@diamondresorts.com

Investor Contact:
Sloane & Company
Josh Hochberg
Tel: 1.212.446.1892
jhochberg@sloanepr.com
or
Dan Zacchei
Tel: 1.212.446.1882
dzacchei@sloanepr.com